Exhibit 10

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”), dated October 31, 2025, is effective as of the “Effective Date” (as defined below), between Acadia Management Company, LLC (the “Company”) and Nasser Khan (“Employee” and with the Company, collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, Employee is employed by the Company pursuant to an Employment Agreement, dated May 23, 2024, between the Company and Employee (the “Employment Agreement”);

WHEREAS, Employee has notified the Company that Employee intends to voluntarily resign from his position as Chief Operating Officer of the Company on November 3, 2025, and to voluntarily resign from his employment with the Company on December 31, 2025, as provided under this Agreement; and

WHEREAS, the Parties wish to resolve all matters that Employee may have related to Employee’s employment and the termination of Employee’s employment.

NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1.           Cessation of Employment Relationship; Final Pay; COBRA.

(a)    Employee’s employment with the Company shall cease effective as of December 31, 2025, or such earlier date as mutually determined by Employee and the Company (the “Employment Separation Date”). Until November 3, 2025 (the “Transition Date”), Employee shall continue to serve as the Company’s Chief Operating Officer pursuant to the Employment Agreement. After the Transition Date, Employee will no longer be the Company’s Chief Operating Officer but will continue to be employed by the Company as Executive Advisor to the Company’s Chief Executive Officer (“CEO”) to assist until the Employment Separation Date with the completion of a smooth transition to the Company’s new Chief Operating Officer and perform any other duties reasonably requested by the CEO. Employee agrees that, following the Transition Date, the Company may reduce or eliminate some or all of Employee’s duties, authorities and responsibilities in such manner and at such time or times as it determines to be appropriate in its sole discretion without constituting a constructive termination or breach of any agreement with Employee. Employee and the Company agree that upon the Employment Separation Date, Employee shall promptly resign, and shall be deemed to have resigned from all other officer, director and employment positions that Employee held at or through the Company, and any of its parents, subsidiaries or affiliates, and Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing. The Employment Separation Date will be the termination date of Employee’s employment for purposes of Employee’s active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates, except as otherwise required by applicable law. For the avoidance of doubt, the parties acknowledge that Section 4(e) of the Employment Agreement regarding Employee’s continuation of benefits following any termination of employment shall survive the execution of the Agreement and continue in full force and effect.

(b)    Regardless of whether Employee executes this Agreement, the Company shall timely pay to Employee, minus applicable withholdings and authorized or required deductions: (i) all earned, but unpaid, wages and accrued, but unused, vacation time earned in accordance with applicable law and Company policy through the Employment Separation Date; (ii) any unpaid expenses or other reimbursements, due to Employee under the Company’s policies, provided that Employee must submit for reimbursement any outstanding business-related expenses within ten (10) days following the Employment Separation Date; and (iii) any amounts payable under the Company’s applicable employee benefits plans and programs in accordance with their terms.

(c)    Employee will receive under separate cover information regarding Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”). Employee acknowledges that Employee should review the COBRA notice and election forms carefully to understand Employee’s rights and obligations to make timely elections, provide timely notification and make timely premium payments.

(d)    For the avoidance of doubt, (i) all outstanding equity awards held by Employee shall be treated in accordance with the terms and conditions of the Acadia Healthcare Company Inc., Incentive Compensation Plan and the applicable award agreement and (ii) that certain Retention Bonus Agreement by and between Employee and the Company, dated January 14, 2025, and that certain Supplemental Bonus Agreement by and between Employee and the Company, dated July 25, 2025, in each case, pursuant to which Employee was awarded an opportunity to earn certain cash bonuses, shall automatically terminate on the Employment Separation Date without any action by any party and Employee shall not be entitled to receive any payment thereunder.

2.         Separation Payment. To retain Employee’s services through the Employment Separation Date and provided that Employee complies with this Agreement and the “ADEA Release” (as defined below) becomes effective pursuant to its terms, (a) Employee shall be paid Employee’s annual bonus for the 2025 calendar year, such amount, if any, to be determined and paid in accordance with Section 3(b) of the Employment Agreement at the same time such annual bonuses are paid to other employees of the Company, less all applicable withholdings and authorized or required deductions, and (b) Employee shall receive a lump sum cash payment equal to $515,000 less all applicable withholdings and authorized or required deductions, payable by the Company no later than March 15, 2026. The payments under this Section 2 are not earnings or wages under any Company 401(k) plan.

3.         Confidentiality. Subject to Section 11 below, Employee agrees that the terms and conditions of this Agreement; the circumstances of Employee’s separation from the Company; all nonpublic, confidential, proprietary and trade secret information that Employee obtained or developed as result of Employee’s employment with the Company; and any events relating to the Company and/or the Company’s employees that occurred during Employee’s employment with the Company are strictly confidential, except that Employee may disclose the terms and conditions to Employee’s attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law (provided such parties are instructed to comply with this section).

4.           Continuing Obligations.

(a)    Paragraph 7(a) of the Employment Agreement is modified as follows:

(i)    the Noncompete Period (as defined in the Employment Agreement) is thirty-six (36) months for (x) acute inpatient behavioral healthcare companies and related services, and (y) the companies listed on Schedule I attached hereto.

(ii)    the Noncompete Period is six (6) months for startup enterprises where Employee serves as a founder, co-founder, director and/or officer where such startup enterprise focuses on developing or operating outpatient, partial hospitalization (PHP), intensive outpatient (IOP), or office-based treatment programs, including those providing opioid treatment services, even if such enterprise may indirectly compete with Acadia facilities, provided that Employee does not use or disclose Acadia confidential information.

(iii)    the Noncompete Period otherwise remains twelve (12) months for matters not listed in (i) or (ii).

(b)    Except as provided in Section 4(a) above, Employee hereby reaffirms Employee’s obligations under the Employment Agreement and agrees to comply at all times with Employee’s post-employment obligations.

5.           Release.

(a)    In exchange for the consideration provided in this Agreement, Employee agrees that, to the maximum extent permitted by law, Employee, on behalf of Employee, and Employee’s heirs, beneficiaries, administrators, executors, trustees and assigns, shall, and hereby does, forever and irrevocably release and discharge the Company and each of its past, present and future parents, subsidiaries, affiliates, portfolio companies and funds, and each of their past, present and future owners, officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, insurers, attorneys, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which Employee or any of Employee’s heirs, executors, administrators or assigns, may have from the beginning of time through the date upon which Employee executes or re-executes (as applicable) this Agreement; (i) arising out of, or relating to, Employee’s employment with or services rendered to any Released Parties; (ii) arising out of, or relating to, any agreement and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to Employee or in which Employee may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iii) arising out of, or relating to, Employee’s termination of employment or services from any of the Released Parties; and/or (iv) arising out of, or relating to, Employee’s status as an employee, member, officer, director or consultant of any of the Released Parties, including, but not limited to, any allegation, Claim or violation, arising under any federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

(b)    Notwithstanding anything in this Agreement to the contrary, Employee’s release of Claims under the Age Discrimination in Employment Act, as amended (the “ADEA Release”) shall only become effective (i) with respect to Employee’s release of Claims under the ADEA as of the Effective Date upon: (x) Employee’s initial separate signature set forth on the signature page of this Agreement reflecting Employee’s assent to Employee’s release of Claims under the ADEA as of the Effective Date and (y) Employee not revoking such execution by the seventh (7th) calendar day following such execution; and (ii) with respect to Employee’s release of Claims under the ADEA as of the date that Employee re-executes this Agreement upon: (x) Employee’s second separate signature set forth on the signature page of this Agreement reflecting Employee’s assent to Employee’s release of Claims under the ADEA as of the date of such re-execution and (y) the occurrence of the ADEA Release Effective Date (as defined below).

(c)    Employee represents and agrees that Employee has not, by himself/herself or on Employee’s behalf, instituted, prosecuted, filed, or processed any litigation, Claims or proceedings against the Company or any Released Parties, nor has Employee encouraged or assisted anyone to institute, prosecute, file, or process any litigation, Claims or proceedings against the Company or any Released Parties. Nothing in this Section 5 shall release or impair (i) any Claim or right that may arise after the date that Employee executes or re-executes (as applicable) this Agreement; (ii) any right to any earned and accrued base salary, vacation or benefits or incurred but unreimbursed business expense reimbursements or any severance or other benefits to which Employee is entitled under this Agreement (including, without limitation, Section 1 of this Agreement, which it is acknowledged Employee is entitled to receive as provided herein), (iii) any rights to vested ERISA benefits, as well as Employee’s rights under any vested equity awards and as an equity or security holder in the Company or its affiliates; (iv) any Claim or right Employee may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law, the Company’s by-laws, agreement or otherwise, and Employee’s rights under such policies and by-laws shall in no event be amended to be less favorable to Employee than Employee’s right under such policies and by-laws as in effect on the date of this Agreement; and (v) any Claim which by Federal, state or local law cannot be waived. Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency; provided that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties; provided, however, that nothing in this Agreement shall prohibit Employee from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or awards under other whistleblower laws that cannot be waived by law.

(d)    Employee understands that Employee may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing or re-executing (as applicable) this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(e)    Employee represents that Employee has made no assignment or transfer of any right or Claim covered by this Section 5 and that Employee further agrees that Employee is not aware of any such right or Claim covered by this Section 5.

(f)    Employee understands, acknowledges, and agrees that any amounts paid to him in accordance with Section 2 of this Agreement exceed what Employee is otherwise entitled to receive upon separation from employment due to Employee’s voluntary resignation, and that these benefits are being given as consideration in exchange for executing this Agreement, including the ADEA Release contained in it. Employee understands that he will not receive any payments specified in Section 2 unless Employee executes this Agreement including the ADEA Release contained in it, re-executes this Agreement for purposes of the ADEA Release, and does not revoke the execution and re-execution of the ADEA Release within the time period permitted hereafter and thereafter. Employee acknowledges and agrees that, except as expressly set forth under this Agreement, Employee is not entitled to receive any additional compensation, bonus, equity compensation, payment in lieu of any paid time off, equity awards, severance payments or other payments or benefits of any kind from the Company or its parents, subsidiaries or its affiliates or with respect to Employee’s employment with the Company or any of its parents, subsidiaries and affiliates, including, without limitation, any payments of any kind under the Employment Agreement.

(g)    In signing or re-signing (as applicable) the ADEA Release, Employee acknowledges and intends that it will be effective as a bar to each and every one of the released Claims hereinabove mentioned or implied. Employee expressly consents that the ADEA Release will be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected released Claims (not withstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other released Claims hereinabove mentioned or implied. Employee acknowledges and agrees that this waiver is an essential and material term of the ADEA Release and that without such waiver the Company would not have agreed to the terms of this Agreement. Employee further agrees that in the event Employee should seek to recover against the Company in any released Claim brought by a governmental agency on Employee’s behalf, the ADEA Release will serve as a complete defense to such released Claim to the maximum extent permitted by law. Employee further agrees that he is not aware of any pending claim of the type described in Section 5(a) above as of the execution and re-execution (as applicable) of the ADEA Release.

6.         No Cooperation with Non-Governmental Third Parties. Employee agrees that, to the maximum extent permitted by law, Employee will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against the Company or any other Released Parties, and represents that Employee has not previously engaged in any such conduct.

7.          Company Property. Employee acknowledges and agrees that, other than as expressly approved by the Company, Employee has returned, or will return within two (2) days after the Employment Separation Date, all Company property and non-public, confidential, proprietary and/or trade secret information in Employee’s custody, possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, work-related passwords; PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, confidential or proprietary information, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data (collectively, “Company Property”), which Employee prepared or obtained during the course of Employee’s employment with the Company. If Employee discovers any property of the Company or non-public, confidential, proprietary and/or trade secret information in Employee’s possession after the Employment Separation Date, Employee shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information.

8.           No Admission of Liability; No Prevailing Party. The Parties agree that this Agreement is not to be construed as an admission of any wrongdoing or liability on the part of the Parties under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties. The Parties agree that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render the Parties a prevailing party for any reason, including but not limited to an award of attorney’s fees, expenses or costs under any statute or otherwise.

9.          Voluntary Execution. Employee acknowledges, certifies and agrees that: (a) Employee has carefully read this Agreement and fully understands all of its terms; (b) Employee had a reasonable amount of time to consider Employee’s decision to execute or re-execute (as applicable) this Agreement; (c) in executing or re-executing (as applicable) this Agreement Employee does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; and (d) that Employee enters into this Agreement voluntarily, of Employee’s own free will, without any duress and with knowledge of its meaning and effect in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing or re-executing (as applicable) this Agreement and not revoking the ADEA Release. Employee acknowledges that the Company has advised Employee to consult with an attorney prior to executing or re-executing (as applicable) this Agreement and that Employee has had an opportunity to consult with Employee’s counsel.

10.        Review Period. Employee has been given twenty-one (21) days from the date of Employee’s receipt of this Agreement to consider the terms of this Agreement, although Employee may sign it at any time sooner; provided, that Employee may not re-execute the ADEA Release until the Employment Separation Date. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period. The first date upon which Employee and the Company have signed this Agreement and the Company has received Employee’s signature, shall be the “Effective Date”. Employee has seven (7) calendar days after the date on which Employee initially executes this Agreement for purposes of the ADEA Release to revoke Employee’s consent to the ADEA Release. If Employee does not sign this Agreement for purposes of the ADEA Release or if Employee revokes Employee’s first execution of this Agreement for purposes of the ADEA Release, the ADEA Release shall be null and void and the “ADEA Release Effective Date” (as defined below) shall not occur. Provided that Employee does not revoke Employee’s first execution of this Agreement for purposes of the ADEA Release within such seven (7) day revocation period, this ADEA Release will become effective on the eighth (8th) calendar day after the date on which Employee signs this Agreement for purposes of the ADEA Release. Employee’s re-execution of the ADEA Release advances the ADEA Release to the date of such re-execution. After such re-execution, Employee has seven (7) calendar days to revoke Employee’s consent to the advancement of the ADEA Release to the date of such re-execution. Provided that Employee does not revoke Employee’s re-execution of the ADEA Release within such seven (7) day revocation period, the ADEA Release will advance to the date of such re-execution effective on the eighth (8th) calendar day after the date on which Employee re-executes the ADEA Release (the “ADEA Release Effective Date”). Employee must also re-execute the ADEA release on, or within twenty-one (21) days after, the Employment Separation Date to remain eligible to receive the benefits hereunder and must not revoke Employee’s re-execution of such ADEA Release within 7 days thereafter. If Employee does not re-execute the ADEA Release or if Employee revokes Employee’s re-execution of the ADEA Release, the Company’s obligations under Section 2 of this Agreement shall be null and void; however, the ADEA Release will remain in full force and effect through the Effective Date. For purposes of the foregoing, any revocation must be in writing and must be emailed to Chris Hunter at Chris.Hunter@acadiahealthcare.com, and notice of such revocation must be received within the applicable seven (7) calendar days referenced above.

11.        Permitted Disclosures. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates shall prohibit or restrict Employee or Employee’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards or awards under other whistleblower laws that cannot be waived by law. In addition, nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

12.         Successors and Assigns; Third-Party Beneficiaries. The Parties agree that this Agreement shall inure to the benefit of the personal representatives, heirs, executors, and administrators of Employee. This Agreement may not be assigned by Employee. The Company may freely assign all rights and obligations of this Agreement to any affiliate or successor (including to a purchaser of assets). The Released Parties are expressly intended to be third-party beneficiaries of this Agreement and it may be enforced by each of them.

13.         No Oral Modifications. This Agreement shall not be modified except in writing signed by Employee and an authorized representative of the Company.

14.         Severability. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

15.         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one Party to the other Party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature.

16.        Governing Law; Jurisdiction; Waiver of Jury Trial. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that any action between Employee and the Company shall be resolved exclusively in a federal or state court in Tennessee, and the Company and Employee hereby consent to such jurisdiction and waive any objection to the jurisdiction of any such court. As a specifically bargained for inducement for each of the Parties to enter into this Agreement, Employee and the Company (after having the opportunity to consult with counsel) hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

17.        Entire Agreement. This Agreement and the Employment Agreement constitute the complete and entire agreement and understanding of the Parties, and supersede in their entirety any and all prior understandings, negotiations, commitments, obligations and/or agreements, whether written or oral, between the Parties. The Parties represent that, in executing or re-executing (as applicable) this Agreement, each Party has not relied upon any representation or statement made by the other Party, other than those set forth in this Agreement, with regard to the subject matter, basis or effect of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed or re-executed, as applicable, this Agreement as of the below-indicated date(s).

EMPLOYEE

Nasser Khan	Date

ACADIA MANAGEMENT COMPANY, LLC

(Signature)	Date

Name: Christopher Hunter

Title: President

AGREED AND ACKNOWLEDGED
WITH RESPECT TO FIRST EXECUTION OF ADEA RELEASE

EMPLOYEE

Nasser Khan	Date

*NOT TO BE SIGNED PRIOR TO THE EMPLOYMENT SEPARATION DATE*

AGREED AND ACKNOWLEDGED
WITH RESPECT TO RE-EXECUTION OF ADEA RELEASE

EMPLOYEE

Nasser Khan	Date

Schedule I

(Specific companies where Employee’s non-compete obligations are extended to thirty-six (36) months)

●	Pinnacle Treatment Centers

●	BayMark Health Services

●	Behavioral Health Group

●	Community Medical Services

●	New Season

●	BrightView

●	Maric Healthcare

●	Crossroads